Exhibit 99.1

NEWS RELEASE

CONTACT:

Kim Duncan Senior Director, Investor Relations The Cooper Companies, Inc. ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES REQUIRED SHARES TENDERED

TO COMPLETE PROPOSED ACQUISITION OF ORIGIO

PLEASANTON, Calif., June 25, 2012 — The Cooper Companies, Inc. (NYSE: COO) today announced, in conjunction with the voluntary public tender offer dated June 4, 2012, that 90.4 percent of the outstanding shares of Origio a/s, Oslo Stock Exchange (OSE: ORO) have been tendered as of June 22, 2012. With the tender offer now over 90 percent, all conditions of the tender offer have been met and the transaction is anticipated to close by the end of July 2012.

About Origio

Origio is a leading global in-vitro fertilization (IVF) medical device company that develops, manufactures and distributes highly specialized products that target IVF treatment with a goal to make fertility treatment safer, more efficient and convenient. Based in Malov, Denmark, Origio has approximately 320 employees and generated sales of DKK 370 million (approximately US$65 million) in 2011.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2012 Guidance and all statements regarding anticipated growth in our revenue, expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are described in our Securities and Exchange Commission filings, including the “Business”

and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

About The Cooper Companies

Cooper is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has over 7,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

COO-G

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